Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-157381) of Westpac Banking Corporation of our report dated 4 November 2009 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Sydney, Australia
4 November 2009